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                                                                    EXHIBIT 23.4

             REPORT ON SCHEDULE AND CONSENT OF KPMG PEAT MARWICK LLP

The Board of Directors
SpectraVision, Inc.:

The audits referred to in our report dated March 1, 1996, except as to the second paragraph of Note 7, which is as of March 22, 1996, included the related financial statement schedule as of December 31, 1995, and for each of the years in the three-year period ended December 31, 1995, included in the registration statement. This financial statement schedule is the responsibility of SpectraVision, Inc.'s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein. Our report contains an explanatory paragraph that states that SpectraVision, Inc.'s filing under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court on June 8, 1995 and its expected noncompliance with certain covenants related to its debtor-in-possession financing raise substantial doubt about SpectraVision, Inc.'s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of this uncertainty.

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.


                                              /s/ KPMG Peat Marwick LLP



Dallas, Texas

October 3, 1996